January 24, 1995

          Petrie Stores Corporation
          70 Enterprise Avenue
          Secaucus, New Jersey  07094

          Dear Sirs:

                    Reference is made to the Acquisition Agreement, dated as of April 20, 1994, between Toys "R" Us, Inc., a Delaware corporation (the "Buyer"), and Petrie Stores Corporation, a New York corporation (the "Seller"), as amended May 10, 1994 (the "Acquisition Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Acquisition Agreement.

                    Upon the consummation on the date hereof of the Closing under the Acquisition Agreement, the Seller is entering into an Escrow Agreement, dated as of the date hereof, between the Seller and Custodial Trust Company, as escrow agent (the "Escrow Agreement").

                    In connection therewith, the parties hereby agree as follows:

                    1.  The Seller will establish the trust
          referred to in Section 8.2 of the Acquisition Agreement no later than January 24, 1996 pursuant to a liquidating trust agreement in the form of Exhibit A hereto (the "Trust Agreement"). The provisions of this Agreement shall apply to any cash or assets made subject to the Trust Agreement.

                    2. At the consummation of the Exchange, the Seller shall retain in one or more identifiable accounts, at its discretion any of the following individually or in combination, as a reserve (the "Reserve") against the liabilities, contingencies and expenses set forth on Schedule A hereto (the "Liabilities"):

                         (i)  cash in an amount at least equal to
          $177,500,000 (the "Reserved Amount"); or

                         (ii)  shares of Buyer Common Stock having
          an aggregate Market Value Per Share (as of January 20,
          1995) of at least twice the Reserved Amount.

                    3.  At any time after the date hereof, the
          Seller upon at least 20 days' prior written notice to the Buyer, unless the Buyer shall have previously objected thereto, may change the components of the Reserve in any combination of clauses (i) and (ii) of paragraph 2 or by, individually or in the aggregate, placing into the Reserve a put, call or other hedging arrangement (the "Hedge") reasonably satisfactory to the Buyer with respect to shares of Buyer Common Stock, it being understood that (x) in considering whether the Hedge is satisfactory, the Buyer shall be entitled to take into account all facts reasonably considered by it to be relevant, including, without limitation, the credit rating of any counterparty, the then remaining Liabilities and any other liabilities of the Seller, the terms of the Hedge and the amount of any liability (whether or not contingent) or potential exposure arising or reasonably expected to arise against any party from the Hedge and (y) the Seller acknowledges that any such Hedge will be satisfactory to the Buyer only if the Buyer is reasonably satisfied that such Hedge will not adversely affect the Buyer's ability to rely on the private letter ruling issued by the Internal Revenue Service to the Seller and the Buyer on November 15, 1994; provided, that any notice with respect to a Hedge (a) shall specify the number of shares of Buyer Common Stock proposed to be made subject to the Hedge and the portion of the Reserved Amount proposed to be covered by the Hedge, (b) shall identify the proposed counterparty to the Hedge and the credit rating of such counterparty, (c) shall specify the number of shares of Buyer Common Stock proposed to be removed from the Reserve or distributed to shareholders of the Seller after and as a consequence of putting the Hedge in place (the "Hedge Related Distribution") and (d) shall be accompanied by final drafts of all documents to be executed or delivered in connection therewith so as to afford to the Buyer a reasonable opportunity to review and comment thereon. At any time that a Hedge complying with this paragraph 3 shall be in effect with respect to any portion of the Reserved Amount, the provisions of paragraph 2(ii) above shall not apply to such portion of the Reserved Amount.

                    4. For purposes of this Agreement, the Reserve shall include the cash or assets (i) constituting the "Escrowed Property" under the Escrow Agreement, (ii) contained in the "Cash Collateral Account" maintained under the Cash Collateral Agreement, dated as of December 9, 1994, among the Seller, PS Stores Acquisition Corp. and Bear, Stearns & Co. Inc., as collateral agent, as amended as of the date hereof (the "Cash Collateral Agreement") and (iii) otherwise contained in one or more identifiable accounts pursuant to paragraph 2 (any of the accounts referred to in (i), (ii) or (iii) being a "Designated Account").

                    5.  If the Seller shall desire to make any
          Restricted Seller Distribution (as defined below), other than to make a payment in respect of any Liabilities and other than to make the Hedge Related Distribution, the Seller shall give notice thereof to the Buyer in the same manner as the notices contemplated by Sections 6.1, 7 and
          9.3 of the Escrow Agreement and Sections 5.5, 5.6 and
          14.4 of the Trust Agreement and any Seller Distribution shall be subject to the provisions thereof with respect to distributions. "Restricted Seller Distribution" means any distribution or other expenditure of funds or transfer of assets by the Seller that would result in the Seller being in violation of this Agreement, including without limitation, any distribution from a Designated Account other than to another Designated Account.

                    6. The notice and reporting obligations due to the Buyer under the Escrow Agreement shall be incorporated herein and made a part hereof.

                                   Sincerely yours,

                                   TOYS "R" US, INC.

                                   By:  /s/Louis Lipschitz
                                        Name:  Louis Lipschitz
                                        Title: Senior Vice President
                                               of Finance and Chief
                                               Financial Officer

          ACCEPTED AND AGREED:

          PETRIE STORES CORPORATION

          By:  /s/Hilda Kirschbaum Gerstein
               Name:  Hilda Kirschbaum Gerstein
               Title: President and Chief Executive Officer



                                  SCHEDULE A

          1. Liabilities in connection with or related to any leases or lease guarantees to which Petrie is a party, including, but not limited to, any payments made pursuant to such leases or lease guarantees, any termination or modification of any leases or lease guarantees, and any expenses incurred in connection with seeking such termination or modification.

          2.   Liabilities in connection with Petrie's
               participation in the UAW District 65 Security Plan
               Pension Fund.

          3. Liabilities in connection with any assessment made by or settlement negotiated with the Internal Revenue Service relating to the disposition by Petrie of certain shares of Toys "R" Us Common Stock in connection with the exchange or redemption of certain debentures.

          4. Liabilities in connection with the ongoing operations of Petrie and the Liquidating Trust, including, but not limited to, legal fees, audit and accounting fees, SEC filing fees, proxy solicitation expenses, printing expenses, stock exchange or over-the-counter application and/or listing fees, insurance, salaries and benefits, rent, taxes and directors' and trustees' fees.

          5. Liabilities in connection with the payment of any professional fees which relate to any of the transactions contemplated by the Acquisition
               Agreement.